Exhibit 10.104

29 January 2011

Mr. John N. Lawless, III

46816 Pickford

Northville, MI 48167

Re:	Separation Agreement

Dear Jack:

This letter (“Agreement”) sets forth the terms of separation of employment following the end of your tenure as President of Headwaters Construction Materials, Inc. (“Headwaters” or the “Company”) and positions in companies affiliated with Headwaters, including Tapco International Corporation and its subsidiaries. In this Agreement, you may be referred to as “you” or “Executive”.

1. Separation. Your last day as an employee and an officer of the Company and its affiliates will be 31 January 2011 (the “Separation Date”). The parties intend that such termination will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Treasury regulations thereunder.

2. Accrued Salary. The Company will pay you all accrued but unpaid salary along with any other payments required by applicable law earned through the Separation Date, subject to payroll deductions and required withholdings, and in accordance with the Company’s customary payroll practices. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Cash Incentives and Perquisites. Your participation in cash incentive plans and entitlement to payment under any outstanding cash incentive grants, including the annual Short Term Incentive Bonus Plan and long term cash performance unit awards, hereby terminates, and you will not be entitled to any payments thereunder. Your participation in executive health and welfare benefits and perquisites, including enhanced health benefits, club membership benefits, and participation in the automobile plan, ends as of the Separation Date. However, the Company is willing to sell the Company automobile to you for the price of $51,000.

4. Cash Payments. As part of this Agreement, and subject to your compliance with the requirements of this Agreement, including your signing and delivery of the Release on or within twenty-one (21) days after the Separation Date and that you do not revoke the Release, as described in section 19 below, the Company will continue to pay you at the annual rate of $317,750, subject to applicable taxes, deductions, and other withholdings, from the Separation Date until 31 January 2013, without mitigation even if at any time during that period you begin full time employment, provided that the employment is not with a Competitor (as defined in section 16(d) below).

Mr. John N. Lawless, III

29 January 2011

Payments will be made in regular payroll installments and in accordance with the Company’s customary payroll practices following the Effective Date of the Release as described in section 19, provided that you sign the Release on or within twenty-one (21) days after the Separation Date and do not revoke the Release. All payments that would otherwise become due prior to the Effective Date will be accumulated and paid when installments commence after the Effective Date. As used in this section 4, the term “employment” refers to work as a principal, partner, officer, employee, advisor, consultant, or other service provider to any business.

5. Health Insurance. Your health insurance will cease as of the Separation Date. At that time, you will be eligible to participate in regular Company group health insurance benefits under the federal COBRA law or, if applicable, state insurance laws at your own expense. You will receive additional information regarding your right to elect continued coverage under COBRA. Provided that you timely elect coverage under COBRA, the Company shall pay your premiums for coverage for eighteen (18) months following the Separation Date, provided however, that in the event that you become covered under a substitute benefit plan of another employer prior to the expiration of the eighteen (18) month period referenced in this section, the Company’s obligations under this section shall immediately cease as of the date that you obtain other coverage. The COBRA premiums payments provided under this section are subject to your signing and not revoking the Release as described in section 19. The benefits provided for in this section are subject to the terms and conditions of the applicable benefit plans for regular Company employees as they exist or may change from time to time and in accordance with applicable law.

6. Stock Appreciation Rights. Provided that you sign the Release on or within twenty-one (21) days after the Separation Date and do not revoke the Release, all outstanding stock appreciation rights, options or any other derivative equity incentives (“SARs”) granted to you by Headwaters Incorporated to acquire shares of Headwaters Incorporated’s common stock will fully vest as of the Separation Date. You will have three months following the Separation Date to exercise your vested SARs (but not beyond the term of the SAR) in accordance with applicable plan and grant documents, after which unexercised SARs will terminate and be cancelled.

7. Restricted Stock Units. Provided that you sign the Release on or within twenty-one (21) days after the Separation Date and do not revoke the Release, all outstanding Headwaters Incorporated restricted stock units granted to you will fully vest as of the Separation Date and shall be settled in accordance with applicable plan and grant documents. The Company will arrange to deliver the stock free of restriction in a reasonable period of time subject to satisfactory arrangement for the payment of applicable taxes, deductions, and other withholdings.

8. Stock Purchase Plan. Contributions to your Headwaters Incorporated Employee Stock Purchase Plan (“ESPP”) account will cease as of the Separation Date. Under the terms of the ESPP, contributions you may have made to the ESPP that have not been used to purchase stock will be returned to you without interest.

Mr. John N. Lawless, III

29 January 2011

9. 401(k) Plan and Deferred Compensation Plan. Contributions to your 401(k) plan account and deferred compensation plan account will cease as of the Separation Date. Disposition of your accounts will be in accordance with applicable plan terms and conditions and you may expect to receive information from third-party plan record keepers regarding your accounts.

10. Life Insurance. Your life insurance coverage will cease as of the Separation Date. The Company will provide you with information about the option to convert this coverage to an individual policy. The Company has maintained an AXA Equitable life insurance policy for you which the Company is willing to assign to you for the price of $49,000.

11. Flexible Spending Plan. If you enrolled in the Company’s Flexible Spending Plan and established a Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account, you have 90 days following your Separation Date to submit expenses for reimbursement. You may only submit expenses that you incurred prior to the Separation Date.

12. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You acknowledge that you shall not receive any other equity grants, bonuses, or plan incentives or awards including but not limited to bonuses or incentives for the Company’s fiscal year ending 30 September 2011 nor shall you be eligible for any other compensation except as expressly provided in this Agreement.

13. Expense Reimbursements. You agree that, within thirty (30) days following the Separation Date, you will submit your final expense reimbursement statement and required documentation reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

14. Tax Matters.

(a)	Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)	Section 409A.

(i) To the fullest extent applicable, amounts and other benefits payable under this Agreement, and amounts and benefits payable under any other agreements or plans referenced in this Agreement, are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A. To the extent that any such amount or benefit is or

Mr. John N. Lawless, III

29 January 2011

becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. In this regard, it is specifically intended that the timing of payments under section 4 that are contingent upon your signing and not revoking the Release, will satisfy the requirements of IRS Notices 2010-6 and 2010-80, by requiring that such payments will in all cases (subject to such contingency) start no later than 90 days after your Separation Date and because such 90-day period will both begin and end during calendar year 2011. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on you by Section 409A of the Code and the regulations and guidance promulgated thereunder or any damages for failing to comply with Code Section 409A.

(ii) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “specified employee” as determined by the Compensation Committee on the date of “separation from service” (as such terms are defined for purposes of Code Section 409A), and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of such separation from service constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). The Executive and the Company may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A. In the event that this section 14(b) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, the provisions of this Agreement which require the commencement of payments subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company as defined for purposes of Code Section 409A.

Mr. John N. Lawless, III

29 January 2011

15. Return of Company Property. As used in this section 15, the term “Company” refers to Headwaters and its affiliates. You agree to return to the Company by the Separation Date all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, correspondence, board, management, and other presentations, reports, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, iPads, Treos, Blackberries, PDAs, pagers, telephones, credit cards, entry cards, identification badges and keys), event tickets, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). By the Separation Date, you also agree to erase any such Company proprietary or confidential information contained in any electronic documents or e-mail systems in your possession or control.

16. Post-Separation Covenants. As used in this section 16, the term “Company” refers to Headwaters and its affiliates. The term “Restricted Period” refers to the period from the date of this Agreement to 31 January 2013. By accepting the terms of this Agreement, You hereby agree to the following covenants to the Company, in addition to any obligations you may have by law:

(a) Confidentiality. The Executive acknowledges that, in connection with his employment by the Company, the Executive has had access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company by third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of the Executive’s actions in violation of this Agreement; (ii) is or becomes available to the Executive from a source (other than the Company) that the Executive reasonably believes is not prohibited from disclosing such information to the Executive by a contractual or fiduciary obligation to the Company; (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; (iv) the Executive is obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure; or (v) business knowledge the Executive has acquired unrelated to any specific proprietary information relating to the Company. The Executive further acknowledges that the Company’s Confidential Information has economic value by virtue of the fact that it is not generally known by Competitors (as defined below) or in

Mr. John N. Lawless, III

29 January 2011

the industry at large. The Executive therefore covenants and agrees that after the term of his employment with the Company, he will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents) or use any Confidential Information for his own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. The Executive agrees that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which were developed or conceived by the Executive in the course of his employment by the Company or its predecessors or on the Company’s time or property (collectively, the “Intellectual Property”) have been disclosed to the Company and the Company shall and does own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by the Executive shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title, and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, the Executive hereby sells and assigns all right, title, and interest in and to all such Intellectual Property to the Company, and the Executive covenants and agrees to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance, or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain, or defend the Company’s right, title, and interest in and to the Intellectual Property throughout the world. The Executive’s obligation under this section 16(b) to assign to the Company inventions created or conceived by him shall not apply to an invention that he developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by him for the Company.

(c) Non-Solicitation. The Executive agrees that during the Restricted Period, he shall not solicit the services or employment or engage the services or employ anyone who is then an employee of the Company or urge any customer, supplier, or person or entity that the Company knew was a potential customer or supplier of the Company, to discontinue doing business with the Company or to avoid entering into a business relationship with the Company. Nothing herein shall prohibit Executive from placing employment advertisements of general circulation (such as web postings or advertisements in newspapers or other periodicals) that are not targeted at Company’s employees and from subsequently hiring Company’s employees responding thereto.

Mr. John N. Lawless, III

29 January 2011

(d) Non-Competition. The Executive acknowledges and agrees that, by virtue of his positions with the Company, and the sensitive nature of the Confidential Information, business strategies and plans to which he has been privy during the course of his employment, his work for a Competitor of the Company after leaving the Company’s employ would pose a material threat to the Company’s competitive position. Moreover, the Executive acknowledges and agrees that it would be impossible for him to segregate his knowledge of the Company’s Confidential Information from his memory, such that he could guarantee that he would not be making use of, whether intentionally or unintentionally, directly or indirectly, such knowledge in the course of his work for a Competitor. Given this understanding, the Executive agrees that there must be a period of time during which he must not work for a Competitor, in order to ensure the protection of the Company’s Confidential Information. The Executive agrees that the Restricted Period is reasonable and necessary to accomplish this protection, and accordingly, during the Restricted Period, the Executive agrees not to compete directly or indirectly by becoming a principal, partner, shareholder, equity holder, limited liability company member, excluding passive investment interests, agent, officer, other employee, advisor, consultant, member of a board of directors, or by otherwise participating in the operation, management, or control of any business or affiliate of any business listed on Exhibit B that competes anywhere in the United States with any design, development, manufacture, distribution, or sale of products of the Company at any time during the two years prior to the Separation Date, or during the six months period following the Separation Date, as a result of plans initiated prior to the Separation Date (individually, “Competitor” and collectively, “Competitors”). Provided, that Executive shall not be prohibited from working for divisions or affiliates of any business listed on Exhibit B, Partial Restriction List, that do not operate as Competitors of the Company. Nothing herein shall excuse Executive’s performance of other applicable post-separation covenants under section 16 of this Agreement.

(e) Consequences of Breach. The Executive agrees that the restrictions specified in this section 16 are reasonable and necessary to protect the Confidential Information and goodwill of the Company and are intended to operate for the entire period specified and within the geographical area specified above. The Executive further agrees that abiding by the restrictions specified in this section 16 will not materially impinge in his ability to make a living and to support himself and his family. The Executive further acknowledges and agrees that the Executive will not object to the Company or any of their respective successors in interest, defending the enforceability of this section 16. The parties to this Agreement agree that (i) if the Executive breaches the provisions set forth in this section 16, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, (ii) if the Executive is in breach of any provision of this section 16 or threatens a breach of any provision of this Section 16, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this section 16. The Executive further acknowledges that he is voluntarily and knowingly agreeing to the post-separation covenants described in this section 16, and that in addition to any other available remedy, the Company shall have no obligation to provide payments or benefits described in section 4, 6, or 7 if the Executive breaches any provision of this section 16.

Mr. John N. Lawless, III

29 January 2011

17. Nondisparagement. The Company agrees not to disparage you, and you agree not to disparage the Company, its affiliates, or any of their officers, directors, employees, shareholders, or agents, in any manner likely to be harmful to you or them or to your or their business, business reputation, or personal reputation; provided, however, that statements which are complete and made in good faith in response to any question, inquiry, or request for information if required by legal process shall not violate this section.

18. Cooperation. You agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors during the Restricted Period in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as reasonably requested by the Company. You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from so doing. You agree not to cooperate voluntarily in any third party claims against the Company. You understand that nothing in this Agreement prevents you from cooperating with any government investigation.

19. Release. As part of this Agreement, you agree to sign and deliver to the Company the release of claims (the “Release”) in the form attached as Exhibit A, on or within twenty-one (21) days after the Separation Date. If you do not sign the Release within the time required or if you revoke it, you shall not be entitled to receive any of the payments, amounts, or benefits specified in section 4, 6, and 7 of this Agreement, but this Agreement shall otherwise remain in full force and effect. Effective upon Executive signing and not revoking the Release, the Company releases the Executive from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to Executive’s employment prior to the Separation Date.

20. Miscellaneous. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Utah as applied to contracts made and to be performed entirely within Utah.

We wish you good luck in your future endeavors.

Sincerely,

Mr. John N. Lawless, III

29 January 2011

Headwaters Construction Materials, Inc.

By:	/s/ Harlan M. Hatfield, Vice Pres.

AGREED AND VOLUNTARILY EXECUTED:

DATED: 31 JANUARY 2011

/s/ Jack N. Lawless, III
Jack N. Lawless, III

Mr. John N. Lawless, III

29 January 2011

Exhibit A

RELEASE

(To be signed on or within 21 days after the Separation Date)

As used in this Release, the term “Company” refers to Headwaters Construction Materials, Inc. and its affiliates. Pursuant to the 29 January 2011 Separation Agreement between Headwaters Construction Materials, Inc. and me (the “Agreement”), I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent, affiliate, and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, transition assistance, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended), and the Family and Medical Leave Act of 1993. To the maximum extent permitted by law, I also promise never directly or indirectly to bring or participate in an action against any Released Party under any unfair competition law of any jurisdiction. If, notwithstanding the above, I am awarded any money or other relief under such a claim, I hereby assign the money or other relief to the Company. My waiver and release specified in this section do not apply to any rights or claims that may arise after the date I sign this Release.

Excluded from this Release are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to enforce the Agreement and recover for any breach of it; and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

Also excluded from this Release are any rights I have pursuant to that certain Indemnification Agreement dated as of September 22, 2004 between Headwaters Incorporated and me, or any other right I may have to indemnification from the Company, whether pursuant to certificate of incorporation, by-laws, insurance, or otherwise.

Mr. John N. Lawless, III

29 January 2011

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I did not and do not have any rights under nor have I been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993 or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this section does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have the right to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days from the Separation Date to consider this Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this Release, assuming I have returned it to the Company’s Legal Department by such date (the “Effective Date”).

I UNDERSTAND THAT THIS IS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this Release, I hereby expressly waive and relinquish all rights and benefits with respect any unknown or unsuspected claims I may have against the Company.

IF THIS RELEASE IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW ON OR AFTER THE SEPARATION DATE AND RETURN THE ORIGINAL TO HARLAN M. HATFIELD BY 5:00 P.M. ON THE 21ST DAY AFTER YOUR SEPARATION DATE.

By:	/s/ Jack N. Lawless, III	Effective Date: 1/31/11
Jack N. Lawless, III

Mr. John N. Lawless, III

29 January 2011

Exhibit B

Alpha

Azek

Bilco

Bluegrass

Boman Kemp

Chelsea Manufacturing

Coronado

Crane

Cultured Stone

Davinci

Koma

Mitten

M-Rock

Nailite/ Exteria

Novik

Pinckney Plastics

Ply Gem

Royal

Stylecrest

Tejas

Van Mark

Versatex

Partial Restriction List

Certainteed

Ecostar/ Carlisle

GAF

Tamco